BRYAN CAVE LLP
                           3500 ONE KANSAS CITY PLACE
                                1200 MAIN STREET
                        KANSAS CITY, MISSOURI 64105-2100
                                 (816) 374-3200
                            FACSIMILE: (816) 374-3300




                                                  March 24, 1997




Keystone America State Tax Free Fund
200 Berkeley Street
Boston, MA 02116-5034

         Re: Keystone America State Tax Free Fund - Series II

Ladies and Gentlemen:

         We have acted as special Missouri tax counsel to the Keystone America State Tax Free Fund - Series II (the "Fund") and you have asked for our opinion of the Missouri income tax consequences, under Chapter 143 of the Missouri Revised Statutes, and Missouri personal property tax consequences to Missouri residents owning shares of beneficial interest of the Keystone America Missouri Tax Free Fund (the "Missouri Series"), a separate class of beneficial interest of the Fund.

         We have assumed, with your permission, for purposes of rendering this opinion, (i) that the Fund, a Massachusetts business trust, is an association taxable as a corporation; (ii) each "series" of the Fund, including the Missouri Series, qualifies for taxation as a regulated investment company under Part I, Subchapter M of the Internal Revenue Code of 1986, as amended (the "Code");
(iii) that the Fund is authorized by its Indenture of Trust to issue various classes of shares of beneficial interest, one of which is the Missouri Series;
(iv) that the Fund, pursuant to its Declaration of Trust, shall treat all consideration received by it from the issue or sale of shares of the Missouri Series, all assets in which such consideration is invested, and all income and proceeds from the investment and disposition of such assets as belonging to the shareholders of the Missouri Series, subject only to the rights of creditors;
(v) that dividends paid by the Missouri Series will constitute, in whole or in part, "exempt-interest dividends" within the meaning of Section 852(b)(5) of the Code; and (vi) that the Missouri Series will at the close of each quarter of its taxable year invest at least 50% of the value of its assets in debt obligations, the interest on which is excluded from gross income for purposes of Federal income taxation.

         Our opinion is based upon the present provisions of the Missouri Revised Statutes, the Code of State Regulations (the "CSR") and the Missouri Register publications as in effect on the date hereof. In particular, our opinion is based upon the specific provisions of 12 CSR Section 10-2.155. No assurance can be given that the opinions below may not be modified by legislative, judicial or administrative changes which may be retrospective with respect to transactions prior to the effective date of such changes, subject only to the limitations in the Missouri and United States Constitutions against retrospective legislation, administrative determinations or judicial decisions. We have made no review and express no opinion with regard to (i) matters arising under the laws of any jurisdiction other than the State of Missouri; (ii) the creation of the Fund, its income tax status as a regulated investment company or the validity of the Fund's creation and issuance of shares of the Missouri Series; (iii) Missouri statutes or local ordinances imposing licensing and fee requirements (some of which may use an income base for the determination of the fee); (iv) the validity of various statutes considered herein under the Equal Protection, Due Process or Commerce Clauses of the United States Constitution (or similar provisions of the Missouri Constitution); (v) the validity or tax status of any debt obligations which the Fund or the Missouri Series may acquire; and (vi) any legislation pending before the current session of the Missouri General Assembly.

         Based on the foregoing, we are of the opinion that:

         1. Under Missouri law by application of 12 CSR Section 10-2.155, the portion of dividends distributed to the shareholders of the Missouri Series that qualify as exempt interest dividends under Section 852(b)(5) of the Code equal to the ratio of the interest income allocated to the Missouri Series under section 851(h) of the Code and derived from the investment of assets of the Missouri Series in obligations, the interest on which is excluded from gross income for Federal income tax purposes and exempt from Missouri income taxation, over the total interest income allocated to the Missouri Series under Section 851(h) of the Code and derived from the investment of the assets of the Missouri Series in obligations, the interest on which is excluded from gross income for Federal income tax purposes, will be exempt from the Missouri income tax imposed by Chapter 143 of the Missouri Revised Statutes.

         2. Capital gain dividends, as defined in Section 852(b)(3) of the Code, distributable by the Fund to resident shareholders of the Missouri Series, to the extent includable in Federal adjusted gross income, will be subject to Missouri income taxation.

         3. Shares of the Missouri series owned by shareholders will not be subject to the Missouri personal property tax under the current Missouri statutes. While under its Constitution the State of Missouri has the power to impose an intangible personal property tax on such property, the State has not, since the repeal of the operative provisions of Chapter 146 of the Missouri Revised Statutes as of January 1, 1975, exercised that power.

         We consent to the filing of this opinion as an exhibit to the Registration Statement prepared in connection with the offering of the Fund and the Missouri Series and to the references to this Firm, if any, in the Registration Statement under the heading "Missouri Taxes".

                                               Very truly yours,

                                               /s/ Bryan Cave LLP

                                               BRYAN CAVE LLP

                                 BRYAN CAVE LLP
                           3500 ONE KANSAS CITY PLACE
                                1200 MAIN STREET
                        KANSAS CITY, MISSOURI 64105-2100
                                 (816) 374-3200
                            FACSIMILE: (816) 374-3300



                                                  March 24, 1997




Keystone State Tax Free Fund - Series II
200 Berkeley Street
Boston, Massachusetts

         Re: Keystone State Tax Free Fund - Series II

Ladies and Gentlemen:

         We have acted as special Missouri tax counsel to the Keystone State Tax Free Fund Series II. With respect to Post-Effective Amendment Number 5 to the Registration Statement on Form N-1A of the Securities Act of 1933, as amended, we have viewed the material relative to Missouri taxes in the Registration Statement. Subject to such review, our opinion is delivered to you and as filed with the Securities and Exchange Commission remains unchanged.

         We consent to the filing of this consent as an exhibit to the Registration Statement and to the reference to us under the heading "Description of State and Local Tax Treatment." In giving such consent, we do not thereby admit we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.


                                    Sincerely yours,

                                    /s/ Bryan Cave LLP

                                    Bryan Cave LLP